SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 20, 2002

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2002 Annual Meeting of Stockholders to be held on Thursday, June 20, 2002 at 2:00 p.m., local time. We changed the location of this year’s Annual Meeting to Autodesk’s principal executive office, which is located at 111 McInnis Parkway, San Rafael, California.

At the Annual Meeting, you will be asked to:

1.	approve an amendment to Autodesk’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 250 million to 400 million;

2.	elect eight directors; and

3.	ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2003 fiscal year.

The accompanying Notice of 2002 Annual Meeting and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We hope you will be able to attend this year’s Annual Meeting. We will report to the stockholders on fiscal year 2002 and describe our future strategies for products and markets. There will be an opportunity for all stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Autodesk.

Very truly yours,

Carol A. Bartz
Chairman of the Board, Chief Executive Officer and President

AUTODESK, INC.

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 20, 2002
At the Company’s Executive Office in San Rafael, California

TO THE STOCKHOLDERS OF AUTODESK, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Autodesk, Inc., a Delaware corporation, will be held on Thursday, June 20, 2002 at 2:00 p.m., local time, at Autodesk’s principal executive office, which is located at 111 McInnis Parkway, San Rafael, California, for the following purposes:

1.  To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 250 million to 400 million.

2.  To elect eight (8) directors to serve for the ensuing year and until their successors are elected. All current directors are standing for re-election.

3.  To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2003.

4.  To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on May 3, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

FOR THE BOARD OF DIRECTORS

Marcia K. Sterling
Senior Vice President for Law and Corporate Affairs,
General Counsel, and Secretary

San Rafael, California
May 20, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

AUTODESK, INC.

PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Autodesk, Inc., a Delaware corporation (“Autodesk” or the “Company”) for use at Autodesk’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 20, 2002 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of 2002 Annual Meeting of Stockholders. The Annual Meeting will be held at Autodesk’s principal executive office, which is located at 111 McInnis Parkway, San Rafael, California 94903. The telephone number at that address is (415) 507-5000.

These proxy solicitation materials were mailed on or about May 20, 2002 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting and Solicitation

Every holder of shares of our common stock is entitled to one vote for each share held as of May 3, 2002, the record date.

The cost of this solicitation will be borne by Autodesk. We have retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated fee of approximately $8,000, plus reimbursement of reasonable expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter, email or facsimile.

Record Date and Shares Outstanding

The Board of Directors has fixed May 3, 2002 as the record date for determining stockholders entitled to vote at the Annual Meeting. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting. As of the record date, there were 114,665,512 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Autodesk at the address above a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy).

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as being entitled to vote on the subject matter (the “votes cast”) with respect to such matter. Broker non-votes will also be counted for the purpose of establishing a quorum, but will not be considered votes cast and, accordingly, will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular matter. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a proxy card on behalf of that beneficial owner but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Deadline for Receipt of Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy material. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Secretary of the Company in a timely manner. In order to be included in the proxy statement for the 2003 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than January 20, 2003, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Requirements for stockholder proposals to be brought before an annual meeting.    The Company’s bylaws establish an advance notice procedure with regard to specified matters to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company not less than ninety (90) days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. However, in the case of an annual meeting called by or on behalf of our Board of Directors where prior notice, or public disclosure, of the annual meeting has not been given or made at least one hundred (100) days prior to such annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

In addition, a stockholder who intends to present a proposal at our 2003 annual meeting should be aware that the rules of the Securities and Exchange Commission, or the SEC, provide that a proxy may confer discretionary authority on management to vote on a matter for an annual meeting of stockholders if the proponent fails to notify Autodesk at least 45 days prior to the month and day of mailing of the prior year’s proxy statement. Accordingly, if a a proponent does not notify us on or before April 5, 2003 of a proposal for the 2003 annual meeting, management may use its discretionary voting authority to vote on such proposal.

If a stockholder who has notified the Company of his or her intention to present a proposal does not appear or send a qualified representative to present his or her proposal at such meeting, the Company need not present the proposal for a vote at such meeting. All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at its principal executive office.

Stock Split

In March 2002, our Board of Directors declared a two-for-one stock split of our common stock to be effected in the form of a stock dividend. The payment date to effect the stock split occurred in April 2002. All share information in this Proxy Statement has been adjusted to reflect the stock split.

PROPOSAL ONE

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, $0.01 par value per share, from 250 million to 400 million (the “Amendment”). As of January 31, 2002, approximately 111.3 million shares were issued and outstanding and 29.2 million shares of common stock were reserved for issuance pursuant to outstanding option agreements.

Our Certificate of Incorporation currently authorizes the issuance of up to 250 million shares of common stock. As a result of the two-for-one stock split of our common stock declared by the Board of Directors in March 2002 and effected in April 2002, we now have twice the number of shares outstanding that we had previously. For this and other reasons discussed below, the Board of Directors has determined that it is in the Company’s best interest and that of our stockholders to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 250 million to 400 million shares. If the stockholders approve this Proposal One, the Board of Directors intends to file an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock. If this Proposal One is not approved by the stockholders, our Certificate of Incorporation will continue as currently in effect.

The Board of Directors believes that it is prudent to increase the authorized number of shares of common stock following the stock split in order to maintain a reserve of shares available for immediate issuance to meet business needs, such as an acquisition or equity offering, promptly as they arise. The Board of Directors believes that maintaining such a reserve will save time and money in responding to future events requiring the issuance of additional shares of common stock, such as acquisitions or equity offerings. In addition, the increase in the number of authorized shares of our common stock will allow us to continue providing equity incentives to our employees, officers and directors. All authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with stock-based employee benefit plans, future stock splits by means of a dividend and issuances to raise capital or effect acquisitions). There are currently no arrangements, agreements or understandings for the issuance of the additional shares of authorized common stock except for issuances in the ordinary course of business. The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of the National Association of Securities Dealers.

The additional shares of common stock to be authorized by the Amendment would have rights identical to the currently outstanding common stock of the Company. Our stockholders do not currently have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock, may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

If this Proposal One is approved by the stockholders, the increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized but unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to approve this Amendment to the Company’s Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL TWO

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the meeting. Each director elected to the board will hold office until the next annual meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are presently directors of Autodesk. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a director.

The name of and certain information regarding each nominee are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
Carol A. Bartz	53	Chairman of the Board, Chief Executive Officer and President	1992
Mark A. Bertelsen	58	Senior Partner, Wilson Sonsini Goodrich & Rosati, Professional Corporation, attorneys at law	1992
Crawford W. Beveridge	56	Executive Vice President and Chief Human Resources Officer, Sun Microsystems	1993
J. Hallam Dawson	65	Chairman of the Board, IDI Associates	1988
Per-Kristian Halvorsen	50	Director, Solutions and Services Technology Center, HPLabs	2000
Paul S. Otellini	51	President and Chief Operating Officer, Intel Corporation	1997
Mary Alice Taylor	52	Independent Business Consultant	1995
Larry W. Wangberg	59	Chief Executive Officer and Chairman of the Board, TechTV	2000

Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship among any of our directors or executive officers.

Ms. Bartz joined Autodesk in April 1992 and serves as Chairman of the Board, Chief Executive Officer and President of Autodesk. Ms. Bartz is a director of Network Appliance, Inc., BEA Systems, Inc., and Cisco Systems, Inc.

Mr. Bertelsen joined the law firm of Wilson Sonsini Goodrich & Rosati, outside legal counsel to Autodesk, in January 1972 and became a member of the firm in January 1977.

Mr. Beveridge serves as Executive Vice President and Chief Human Resources Officer of Sun Microsystems. Mr. Beveridge served as Chief Executive Officer of Scottish Enterprise from January 1991 until February 2000. Mr. Beveridge is a director of Scottish Equity Partners Ltd.

Mr. Dawson has served as Chairman of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director of Serena Software, Inc.

Dr. Halvorsen has served as Director of the Solutions and Services Technology Center in HPLabs since June 2000. Previously, Dr. Halvorsen served as Director and Principal Scientist of the Information Sciences and Technologies Laboratory at the Xerox Palo Alto Research Center from June 1992 until June 2000. Dr. Halvorsen is a consulting professor at Stanford University and a principal at the Center of Study of Language and Information. Dr. Halvorsen is a director of Symantec Corporation.

Mr. Otellini has served as President and Chief Operating Officer of Intel Corporation since January 2002. Previously, Mr. Otellini served as Executive Vice President and General Manager of the Intel Architecture Group at Intel Corporation since January 1998. Mr. Otellini was promoted to Executive Vice President of Sales and Marketing of Intel Corporation in April 1996 and served as Senior Vice President of Sales and Marketing of Intel Corporation from May 1993 to May 1996.

Ms. Taylor is an independent business consultant. Previously, Ms. Taylor served as Chief Executive Officer and Chairman of the Board of HomeGrocer.com from September 1999 to September 2000. Ms. Taylor served as Executive Vice President of Global Operations and Technology of CitiCorp from January 1997 until September 1999 and served as Senior Vice President of Federal Express Corporation from September 1991 until December 1996. Ms. Taylor is a director of The Allstate Corporation and Sabre Holdings Corporation.

Mr. Wangberg has served as Chief Executive Officer and Chairman of the Board of TechTV, previously ZDTV, Inc., since August 1997. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive program guide company, from February 1995 to August 1997. Mr. Wangberg is a director of ADC Telecommunications, Inc. and Charter Communications, Inc.

Vote Required and Board of Directors’ Recommendation

The eight candidates receiving the highest number of affirmative votes of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next annual meeting or until their successors have been elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

Board Meetings and Committees

The Board of Directors held a total of five meetings during the fiscal year ended January 31, 2002. All of the current directors attended every meeting of the Board of Directors and committees of the Board of Directors, if any, upon which such directors served during their term of office.

Audit Committee.    During the fiscal year ended January 31, 2002, the Audit Committee consisted of directors J. Hallam Dawson, Chairman of the Audit Committee, Mary Alice Taylor, Per-Kristian Halvorsen and Larry W. Wangberg. Mr. Wangberg joined the Audit Committee and Dr. Halvorsen resigned from the Audit Committee in June 2001. The principal functions of the Audit Committee and its activities during fiscal 2002 are described below under the heading Report of the “Audit Committee of the Board of Directors”. The Audit Committee held five meetings during fiscal year 2002.

Compensation Committee.    During the fiscal year ended January 31, 2002, the Compensation Committee consisted of directors Crawford W. Beveridge, Chairman of the Compensation Committee, Mark A. Bertelsen, Per-Kristian Halvorsen and Paul S. Otellini. Dr. Halvorsen joined the Compensation Committee and Mr. Bertelsen ceased to be a member in June 2001. The Compensation Committee reviews compensation and benefits for our executives and administers the grant of stock options to executive officers under our stock plans. In December 1995, the Board of Directors delegated to our Chief Executive Officer authority to grant options to non-officer employees to the extent such options fall within standard guidelines previously approved by the Compensation Committee. The authority to grant all other options (except options which are granted automatically to outside directors under the non-discretionary 2000 Directors' Option Plan) has been delegated to the Compensation Committee. The Compensation Committee, which consists solely of outside directors ineligible to participate in the Company's discretionary employee stock programs, has sole and exclusive authority to grant stock options to officers and to directors who are also employees or consultants of Autodesk. The Compensation Committee held four meetings during fiscal year 2002.

Nominating Committee.    The Nominating Committee consists of directors Crawford W. Beveridge, Chairman of the Nominating Committee, Carol A. Bartz, Paul S. Otellini, and Per-Kristian Halvorsen. Mr. Halvorsen joined the Nominating Committee and Ms. Bartz resigned from the Nominating Committee in June 2001. The Nominating Committee has the responsibility to present a slate of nominees to the full Board of Directors prior to each annual meeting and to make recommendations regarding outside director compensation. The Nominating Committee will also consider nominees for the Board of Directors submitted by stockholders in writing in accordance with the requirements set forth in our Bylaws. The Nominating Committee held two meetings during fiscal year 2002.

Compensation of Directors

We pay an annual fee of $35,000 to each director who was not an employee of or consultant to Autodesk (currently seven persons), of which not more than fifty percent can be cash and the balance must be restricted stock issued at the rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. Directors do not receive fees for attending board or board committee meetings.

The Company's 2000 Directors' Option Plan provides for the automatic grant of nonstatutory stock options to our outside directors. Upon being elected or appointed to our Board of Directors, each outside director is granted an option to purchase 40,000 shares of our common stock, with subsequent annual grants of 20,000 shares of our common stock. The exercise price of options granted under the 2000 Directors’ Option Plan is equal to the fair value of our common stock on the date of grant. Each option granted under the 2000 Directors’ Option Plan vests cumulatively as to one-third of the shares subject to the option on each anniversary of the date of grant, for a total vesting period of three years.

Report of the Audit Committee of the Board of Directors

The Audit Committee is a subcommittee of the Board of Directors comprised solely of independent directors as required by the listing standards of the Nasdaq National Market and it operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control, and the audit process; and by monitoring compliance with applicable laws, regulations and policies.

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2002 with management and Ernst & Young LLP, Autodesk's independent auditors. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, considered whether the provision of tax related services by Ernst & Young LLP is compatible with maintaining the auditor's independence, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, each as currently in effect.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of Autodesk’s internal controls, and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002 for filing with the Securities and Exchange Commission.

AU	DIT COMMITTEE OF THE BOARD OF DIRECTORS

J.H	allam Dawson, Chairman
Ma	ry Alice Taylor
La	rry W. Wangberg

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2002 (1) by each person who is known by us to own beneficially more than five percent (5%) of our common stock, (2) by each of our directors and nominees, (3) by each of our Chief Executive Officer and our four most highly compensated executive officers (other than our Chief Executive Officer) who served as executive officers at January 31, 2002 (collectively, the “Named Officers”) and (4) by all directors and executive officers who served as directors or executive officers at January 31, 2002 as a group.

The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2002 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

The percent of shares beneficially owned is based on 111,287,038 shares outstanding as of January 31, 2002. The beneficial ownership of five percent stockholders was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, which filings reflect ownership as of the dates indicated below.

	Shares Beneficially Owned
Directors and Nominees, Officers and Five Percent (5%) Stockholders	Number	Percent
Principal Stockholders:
J. & W. Seligman & Co., Inc. (1)	13,911,800	12.50%
100 Park Avenue
New York, NY 10017
Directors and Nominees:
Carol A. Bartz	2,545,694	2.25%
Mark A. Bertelsen	126,054	*
Crawford W. Beveridge	105,984	*
J. Hallam Dawson	133,376	*
Per-Kristian Halvorsen	75,572	*
Paul S. Otellini	128,422	*
Mary Alice Taylor	129,860	*
Larry W. Wangberg	66,738	*
Other Named Officers:
Joseph H. Astroth	162,004	*
John G. Sanders	414,420	*
Marcia K. Sterling	212,348	*
Michael E. Sutton	321,408	*
All directors and executive officers as a group (17 persons)	5,217,556	4.50%

*	Represents less than 1%.
(1)	Based on amended 13(g) as of December 31, 2001 filed February 14, 2002.

The number of shares shown as beneficially held includes options to purchase shares of our common stock exercisable within 60 days of January 31, 2002, in the following amounts: Ms. Bartz, 2,000,930 shares; Mr. Bertelsen, 120,000 shares; Mr. Beveridge, 100,000 shares; Mr. Dawson, 120,000 shares; Dr. Halvorsen, 73,200 shares; Mr. Otellini, 120,000 shares; Ms. Taylor, 120,000 shares; Mr. Wangberg, 60,000 shares; Mr. Astroth, 162,004 shares; Mr. Sanders, 414,420 shares; Ms. Sterling, 210,002 shares; Mr. Sutton, 320,000 shares; and all directors and executive officers as a group, 4,606,136 shares.

Executive Compensation

The following table sets forth the annual and long-term compensation of the Named Officers for services to Autodesk in all capacities during the three fiscal years ended January 31, 2002:

Summary Compensation Table
		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Compensation
Carol A. Bartz	2002	$841,667	$550,000	750,000	$63,745
Chairman of the Board,	2001	783,000	900,000	380,000	54,542
Chief Executive Officer and President	2000	683,000	800,000	900,000	50,089

Joseph H. Astroth	2002	$316,667	$120,000	120,000	$23,899
Executive Vice President,	2001	298,333	230,000	60,000	12,134
Location Services Division	2000	268,750	185,000	240,000	15,505

John G. Sanders	2002	$325,000	$125,000	120,000	$23,263
Vice President,	2001	290,000	260,000	250,000	4,113
Platform Technology Group	2000	223,885	150,000	206,000	3,275

Marcia K. Sterling	2002	$316,667	$120,000	120,000	$26,099
Senior Vice President,	2001	296,667	220,000	60,000	4,113
Law and Corporate Affairs, General Counsel, and Secretary	2000	273,333	180,000	160,000	3,275

Michael E. Sutton	2002	$376,667	$150,000	120,000	$27,946
Executive Vice President,	2001	360,000	295,000	60,000	7,589
Business Operations	2000	407,000	240,000	220,000	251,446

Amounts reported as All Other Compensation for fiscal year 2002 consist of:

•	matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans (Ms. Bartz $3,000, Mr. Astroth $3,000, Mr. Sanders $3,000 and Ms. Sterling $3,000);

•	Autodesk contributions to one of Autodesk’s pre-tax plans (Ms. Bartz $500, Mr. Astroth $500, Mr. Sanders $500, Ms. Sterling $500 and Mr. Sutton $500);

•	reimbursement for certain transportation expenses (Ms. Bartz $18,000 and Ms. Sterling $2,214);

•	organization dues (Ms. Bartz $42,245, Mr. Astroth $20,399, Mr. Sanders $19,763, Ms. Sterling $20,385 and Mr. Sutton $25,114);

•	$2,332 paid by Autodesk related to relocation of Mr. Sutton to the United States during fiscal year 2000.

Amounts reported as All Other Compensation for fiscal year 2001 consist of:

•	matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans (Ms. Bartz $3,000, Mr. Astroth $3,000, Mr. Sanders $3,000 and Ms. Sterling $3,000);

•	Autodesk contributions to one of Autodesk’s pre-tax plans (Ms. Bartz $500, Mr. Astroth $500, Mr. Sanders $500, Ms. Sterling $500 and Mr. Sutton $500);

•	$36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses;

•	organization dues (Ms. Bartz $15,042, Mr. Astroth $8,634, Mr. Sanders $613, Ms. Sterling $613 and Mr. Sutton $7,089).

Amounts reported as All Other Compensation for fiscal year 2000 consist of:

•	matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans (Ms. Bartz $2,775, Mr. Astroth $2,775, Mr. Sanders $2,775 and Ms. Sterling $2,775);

•	Autodesk contributions to one of Autodesk’s pre-tax plans (Ms. Bartz $500, Mr. Astroth $500, Mr. Sanders $500, Ms. Sterling $500 and Mr. Sutton $250);

•	$36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses;

•	$12,230 paid to Mr. Astroth and $66,127 paid to Mr. Sutton for vacation cashout;

•	$30,812 paid by Autodesk for relocation of Mr. Sutton to the United States;

•	$23,399 paid to Mr. Sutton for tax equalization;

•	$130,858 paid by Autodesk into an employee retirement fund on behalf of Mr. Sutton; and

•	$10,814 paid on behalf of Ms. Bartz for organization dues.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted to the Named Officers during the fiscal year ended January 31, 2002. The percentage of total options granted to the Named Officers is based on the total number of options granted during fiscal year 2002 which totaled 8,723,622.

The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent our estimate or projection of future stock price growth. We do not necessarily agree that this method can properly determine the value of an option.

	Individual Grants
Name	Options Granted	% of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term
					5%	10%
Carol A. Bartz	350,000		$16.282	3/20/11	$3,583,717	$9,081,842
	400,000		$15.750	9/20/11	3,962,036	10,040,577

	750,000	8.60%			$7,545,753	$19,122,419

Joseph H. Astroth	60,000		$16.282	3/20/11	$614,351	$1,556,887
	60,000		$15.750	9/20/11	594,305	1,506,087

	120,000	1.38%			$1,208,656	$3,062,974

John G. Sanders	60,000		$16.282	3/20/11	$614,351	$1,556,887
	60,000		$15.750	9/20/11	594,305	1,506,087

	120,000	1.38%			$1,208,656	$3,062,974

Marcia K. Sterling	60,000		$16.282	3/20/11	$614,351	$1,556,887
	60,000		$15.750	9/20/11	594,305	1,506,087

	120,000	1.38%			$1,208,656	$3,062,974

Michael E. Sutton	60,000		$16.282	3/20/11	$614,351	$1,556,887
	60,000		$15.750	9/20/11	594,305	1,506,087

	120,000	1.38%			$1,208,656	$3,062,974

Option Exercises and Holdings

The following table sets forth, for each of the Named Officers, information concerning stock options exercised during our 2002 fiscal year, and the number of shares of our common stock subject to both exercisable and unexercisable stock options as of January 31, 2002. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of January 31, 2002.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Carol A. Bartz	643,490	$6,522,692	1,813,430	1,433,000	$13,460,632	$7,343,719
Joseph H. Astroth	133,796	$688,323	127,004	264,400	$236,878	$1,382,069
John G. Sanders	77,360	$566,623	339,920	408,480	$1,072,134	$1,629,979
Marcia K. Sterling	69,502	$425,124	175,002	318,000	$389,857	$1,421,444
Michael E. Sutton	166,600	$1,050,219	285,000	357,800	$385,781	$1,454,131

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is currently comprised of three non-employee directors. During fiscal year 2002, the Compensation Committee consisted of Crawford Beveridge, Chairman of the Compensation Committee, Paul Otellini and Kris Halvorsen, who replaced Mark Bertelsen as of June 2001. The Compensation Committee is responsible for establishing the policies and programs that determine the compensation of our executive officers. The Compensation Committee sets base cash compensation and bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of Autodesk and, in addition, has exclusive authority to grant stock options to executive officers. The Compensation Committee considers both internal data, including financial and non-financial corporate goals and individual performance, as well as data from outside compensation consultants and independent executive compensation data from comparable high technology companies, in determining executive officers’ compensation.

Compensation Philosophy

Autodesk operates in an extremely competitive and rapidly changing high technology industry.

When creating policies and making decisions concerning executive compensation, the Compensation Committee:

•	ensures that the executive team has clear goals and accountability with respect to financial and non-financial corporate performance;

•
establishes pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of Autodesk, and the dynamic and challenging high technology labor markets in which Autodesk operates;

•	independently assesses operating results on a regular basis in light of our expected performance; and

•	aligns pay incentives with the long-term interests of our stockholders.

The challenging and very uncertain economic conditions experienced during the fiscal year ending January 31, 2002 affected Autodesk’s performance during the year and as a result are reflected in the Compensation Committees actions for the year.

Compensation Program

Autodesk’s executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

1.  Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local, national and, for international executives, foreign country data are examined and taken into account, along with the skills and performance of the individual and the needs of Autodesk.

2.  Cash incentive compensation is designed to motivate executives to attain short-term and longer-term corporate, business unit and individual management goals. The actual annual cash bonuses received by an executive depend upon attainment of these specified business goals, together with discretionary analysis of individual contribution. Incentive bonuses for fiscal year 2002 were based on the achievement of these corporate and individual goals and related contribution to our success. In setting goals and measuring performance against those goals, the Compensation Committee considers compensation practices among companies competing for a common employee pool, as well as general economic and market conditions. It is the intention of the Compensation Committee in fiscal year 2003 to continue this linkage between the achievement of specific financial targets, corporate and individual goals and the payment of incentive cash compensation to our officers and other executives.

3.    Equity-based incentive compensation has been provided to employees and management through our stock incentive plans. Under these plans, officers and employees are eligible to be granted stock options based on competitive market data, as well as their responsibilities and position at Autodesk. These options allow participants to purchase shares of our common stock at the market price on the date of the grant, subject to vesting during the participant’s employment with Autodesk. Employees are also permitted to purchase shares of our common stock, subject to certain limitations, at eighty-five percent (85%) of fair market value under the Employee Stock Purchase Plan. The purpose of these stock plans is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Our stock option plans utilize vesting periods to encourage employees and executives to remain with Autodesk and to focus on longer-term results.

Autodesk believes that its executive compensation program falls within the normal range of compensation programs offered by comparable high technology companies.

Chief Executive Officer Compensation

In determining Ms. Bartz’s compensation for the fiscal year ended January 31, 2002, the Compensation Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Francisco Bay Area, and evaluated achievement of corporate and individual objectives for the fiscal year. Ms. Bartz’s annual base compensation for fiscal year 2002 was $850,000. Like other executive officers, Ms. Bartz was eligible to receive an incentive bonus determined on the basis of achievement of financial and non-financial individual and corporate goals and contribution to our success. Based on the company’s achievement against the financial targets set at the beginning of the fiscal year, Ms. Bartz received a bonus of $550,000 for fiscal year 2002. This represents slightly over half of the bonus she could have received if the company had met its fiscal year 2002 financial targets, and is 39% less than the bonus she received for the prior fiscal year. In addition, the company has delayed salary increases until at least the second-half of the fiscal year 2003. As a result, Ms. Bartz’s base salary currently remains at its fiscal year 2002 level of $850,000. In recognition of her contribution to Autodesk’s performance, Ms. Bartz was granted options to buy an aggregate of 750,000 shares of Autodesk stock during fiscal year 2002. We believe it is critical to the Company’s long-term success to continue to tie our Chief Executive Officer’s financial incentives to our performance and to align individual financial interests with those of stockholders.

Other Executive Compensation

Autodesk provides certain compensation programs to executives that are also available to our other employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs except where prescribed by law in countries other than the United States. We generally do not provide executive perquisites such as club memberships. In fiscal year 1998, we introduced a Deferred Compensation Program for executives, which Autodesk subsequently extended to other key employees.

Deductibility of Executive Compensation

Beginning in 1994, the Internal Revenue Code of 1986, as amended limited the federal income tax deductibility of compensation paid to our chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. We may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1.0 million or meets certain other conditions enabling it to be characterized as performance-based. Considering our current compensation plans and policy, Autodesk and the Compensation Committee believe that, for the near future, there is little risk that we will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, our compensation plans and policy will be modified to maximize deductibility if Autodesk and the Compensation Committee determine that such action is in the best interests of Autodesk.

CO	MPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Cra	wford W. Beveridge, Chairman
Pau	l S. Otellini
Per	-Kristian Halvorsen

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation Committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Employment Contracts and Certain Transactions

In April 1992, Autodesk entered into an agreement with Carol A. Bartz which provides for a minimum base salary of $400,000, incentive bonus of up to eighty percent of base salary, a one-time employment bonus of $250,000 (to compensate for a foregone bonus) and the grant of options to purchase 4,000,000 shares of common stock vesting over five years of employment. The agreement provides for a severance payment equal to two years’ base salary and incentive compensation in the event Ms. Bartz’s employment is terminated without cause within two years after commencement of employment or one year after a change of control of Autodesk not approved by the Board of Directors or two years’ base compensation in the event Ms. Bartz’s employment is terminated without cause under any other circumstances.

In accordance with SEC Rule 10b5-1, Ms. Bartz established a written plan which provides for the exercise of certain options of the Company’s common stock and the automatic sale of the underlying shares of common stock in accordance with specific guidelines.

During fiscal 2002, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to Autodesk. Mr. Bertelsen, a director of Autodesk, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We believe that the services performed by Wilson Sonsini Goodrich & Rosati, P.C. were provided on terms no more or less favorable than those with unrelated parties.

On September 8, 1999, we entered into a retention agreement with Marcia Sterling to act as Senior Vice President for Law and Corporate Affairs, General Counsel and Secretary of Autodesk. This retention agreement provides that in the event Ms. Sterling is terminated without cause any time before September 8, 2004, then she is entitled to receive a severance payment of up to a maximum of one year’s base compensation.

Section 16(a)—Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

To our knowledge, which is based solely on our review of copies of such reports received by us or written representations from certain reporting persons during fiscal 2002, all reporting persons complied with all applicable filing requirements, except that Jan Becker made late filings relating to the purchase of 222 shares of common stock pursuant to an automatic dividend reinvestment program.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s compensation plans (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	18,220	$16.49	13,477	(2)
Equity compensation plans not approved by security holders (3)	10,944	$16.52	314

Total	29,164	$16.50	13,791

(1)
Included in these amounts are 473,000 securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $21.80 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.

(2)	Included in this amount are 4,793,000 securities available for future issuance under Autodesk’s Employee Stock Purchase Plan
(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, described below.

Our Nonstatutory Stock Option Plan, which is not subject to shareholder approval, was adopted in 1996. This plan permits the grant of options to purchase up to 16.9 million shares to be granted to eligible employees. Officers and members of the Board of Directors are not eligible to participate in this plan. The plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options may be granted under the plan (that is, options that do not entitle the optionee to special U.S. income tax treatment). The plan is administered by the Compensation Committee of the Board of Directors. For example, the Compensation Committee selects the individuals to whom options will be granted and determines the terms and conditions of the options. This includes the number of shares covered by each option, its exercise price, any conditions to exercise and the term of the option. Our Board of Directors generally is authorized to amend or terminate the plan, but no amendment or termination of the plan may adversely affect any option previously granted under the plan without the written consent of the participant.

Company Stock Price Performance

The following graph shows a five-year comparison of cumulative total return (equal to dividends plus stock appreciation) for our common stock to the Standard & Poor’s 500 Stock Index and the JPMorgan H&Q Technology Index. During fiscal 2002, the Chase Hambrecht & Quist Technology Index was renamed the JPMorgan H&Q Technology Index.

Comparison of Five Year Cumulative Total Stockholder Return

Assumes $100 invested January 31, 1997 in the Company’s common stock, the Standard & Poor’s 500 Stock Index and the JPMorgan H&Q Technology Index, with reinvestment of all dividends. Total stockholder returns for prior periods are not an indication of future investment returns.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2003 and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the meeting who will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fee Disclosure

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ending January 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Report on Form 10-Q for that year were $953,000.

Financial Information Systems Design and Implementation Fees.    We did not pay Ernst & Young LLP for any professional services rendered for information technology services design and implementation.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than services described above, for the fiscal year ending January 31, 2002, were $1,531,000. Of this amount, $1,210,000 was related to tax services and $321,000 was related to statutory audits of some of our foreign subsidiaries.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent auditors. The effect of an abstention is the same as a vote against the ratification of Ernst & Young LLP as our independent auditors. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE  STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF  ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.
OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the enclosed envelope, at your earliest convenience.

TH	E BOARD OF DIRECTORS

Dated: May 20, 2002

APPENDIX A

Audit Committee Charter

Purpose

Autodesk’s Audit Committee is a subcommittee of the Board of Directors. Committee members are appointed by and serve at the discretion of the Board of Directors. The Audit Committee is established to assist the Board in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal controls, and the audit process; and by monitoring compliance with applicable laws, regulations and policies.

Membership

The Audit Committee will consist of not less than three members of the Board of Directors. All members must be independent and financially literate, and at least one financially sophisticated, as such terms are defined for the purposes of service on an audit committee by the NASD. The Board of Directors will designate one member as Chairperson. Members of the Audit Committee will serve until a replacement member is appointed by the Board of Directors.

Meetings

The Audit Committee will generally meet five times each year coincident with the timing of Board of Directors meetings and prior to the release of the Company’s annual fiscal year earnings. Each meeting will include an executive session, which will allow the Audit Committee to maintain free and open communications with the Company’s independent auditors and internal audit department.

Reporting

The Audit Committee will keep minutes summarizing each meeting and report to the Board of Directors on its activities. If requested by the Board of Directors, the Audit Committee may invite the independent auditors to attend the full Board meeting to assist in reporting the results of their annual audit and answer questions from other directors. Alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed or other Audit Committee meetings, as appropriate.

Responsibilities

The Audit Committee will:

1.  Recommend to Autodesk’s Board of Directors the selection, evaluation and replacement of independent auditors.

2.  Have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company’s stockholders.

3.  Monitor the independence and objectivity of the independent auditors and ensure that the Committee annually receives from the independent auditors the required formal written statement on their independence.

4.  Prior to the annual independent audit, review with the independent auditors and financial management the scope of the independent audit and the areas of audit emphasis.

5.  Review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K. Discuss with the independent auditors their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements.

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6.  Discuss with management and the independent auditors the management letter and response and any other matters required to be communicated to the Audit Committee by the independent auditors.

7.  Review the interim financial statements with management and the independent auditors prior to the filing of the Company’s quarterly report on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors.

8.  Approve the charter of the internal audit department and the annual internal audit plan.

9.  Review the results of internal audit’s activities, including evaluation of compliance with laws, regulations and Company policy.

10.  Monitor actions taken to address matters noted in internal audit reports and in management letters issued by the independent auditors.

11.  Discuss and review Autodesk’s key internal accounting control policies and procedures and accounting policy changes.

12.  Provide a forum for internal audit and the independent auditors to meet in closed session with the Audit Committee.

13.  Review the Company’s plans and subsequent progress in addressing and resolving significant operational or other issues as they may arise.

14.  Review and reassess this charter at least annually and submit it to the Board of Directors for approval.

15.  Submit for inclusion in the Company’s annual Proxy Statement the audit committee disclosures required by the SEC and NASD; including the Audit Committee Report, the confirmation of the existence of a written charter (and its publication at least every three years), and a statement as to the independence and financial literacy of Audit Committee members.

16.  Review and investigate other matters within the scope of the Audit Committee’s duties, as deemed necessary.

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Proxy - AUTODESK, INC.

Meeting Details

2002 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 20, 2002, and hereby appoints Carol A. Bartz and Marcia K. Sterling, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of AUTODESK, INC. to be held on June 20, 2002, at 2:00 p.m., at AUTODESK, INC.’s principal executive office, located at 111 McInnis Parkway, San Rafael, California and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the amendment of AUTODESK, INC.’s Certificate of Incorporation to increase the number of authorized shares of AUTODESK, INC. common stock from 250 million to 400 million, FOR the election of the nominees named in the Proxy Statement to AUTODESK, INC.’s board of directors, FOR the ratification of the appointment of Ernst &Young LLP as independent auditors for the fiscal year ending January 31, 2003, and as said proxies deem advisable on such other matters as may properly come before the meeting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

CONTROL NUMBER +
AUTODESK, INC.
Holder Account Number

☐ Mark this box with an X if you have made changes to your name or address details below.

    Annual Meeting Proxy Card

A    Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 Carol A. Bartz	☐	☐	05 Per-Kristian Halvorsen	☐	☐

02 Mark A. Bertelsen	☐	☐	06 Paul S. Otellini	☐	☐

03 Crawford W. Beveridge	☐	☐	07 Mary Alice Taylor	☐	☐

04 J. Hallam Dawson	☐	☐	08 Larry W. Wangberg	☐	☐

B    Issues

The Board of Directors recommends a vote FOR the following resolutions. Please read the resolutions in full on the accompanying proxy materials.

2. Proposal to amend Autodesk Inc.’s Certificate of Incorporation to increase the number of authorized shares of Autodesk’s common stock from 250 million to 400 million.	For ☐	Against ☐	Withhold ☐
3. Proposal to ratify the appointment of Ernst &Young LLP as the independent auditors of Autodesk, Inc. for the fiscal year ending January 31, 2003.	☐	☐	☐

C     Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature 1	Signature 2	Date (dd/mm/yyyy)
/ /